EXHIBIT 10.5
LEASE
This Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between "Landlord," as set forth in Section 2 of the Summary, and "Tenant," as set forth in Section 3 of the Summary, upon all of the terms, covenants, conditions and provisions of Articles 1 through 29 of this Lease which follow, all of which are incorporated herein.
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	December 23, 2020
2. Landlord:	GOOGLE LLC, a Delaware limited liability company
3. Tenant:	BLOOM ENERGY CORPORATION, a Delaware corporation
4. Premises (Article 1).
4.1 Building:	That certain building located at 1252 Orleans Drive, Sunnyvale, California (the "Building"), which contains approximately 50,000 rentable square feet of space in the aggregate.
4.2 Project:	The office project of which the Building is a part.
4.3 Premises:	The entire Building which contains approximately 50,000 rentable square feet of space (the "Premises").

5. Lease Term (Article 2).
5.1 Length of Term:	Thirty-six (36) full calendar months.
5.2 Lease Commencement Date:	January 1, 2021 (the "Lease Commencement Date").
5.3 Lease Expiration Date:	December 31, 2023, unless sooner terminated pursuant to the terms of this Lease.
5.3.1 Tenant Termination Right
Notwithstanding the foregoing to the contrary, Tenant shall have the one-time right to terminate this Lease by (i) giving prior written notice of termination to Landlord no earlier than January 1, 2022 and no later than March 31, 2022 (the "Tenant Termination Notice"), and (ii) paying to Landlord a sum equal to two (2) months of then-current Rent concurrently with Tenant's giving of the Tenant Termination Notice to Landlord, in which event, this Lease shall terminate on, and the "Lease Expiration Date" shall be, December 31, 2022.

5.3.2 Landlord Termination Rights
Notwithstanding the foregoing to the contrary, Landlord shall have the right to terminate this Lease (i) at any time on or before March 31, 2023, if Tenant does not have, by August 1, 2022, a fully executed letter of intent for a new lease for new space to relocate Tenant's business from the Premises to such new space prior to the Lease Expiration Date, or (ii) at any time on or before June 30, 2023, if Tenant does not have, by October 1, 2022, a fully executed lease for new space to relocate Tenant's business from the Premises to such new space prior to the Lease Expiration Date by providing not less than five (5) days' prior written notice of termination (the "Landlord Termination Notice") to Tenant, in which event, this Lease shall terminate, and the "Lease Expiration Date" shall be the date which is specified as the Lease Expiration Date in the Landlord Termination Notice (which such date shall be no less than five (5) business days after the delivery of the Landlord Termination Notice). Each of the foregoing termination rights are separate and independent from the other, and Landlord's failure to exercise its right under item (i) above shall not waive Landlord right to exercise its right under item (ii) above. Tenant acknowledges and agrees that the foregoing termination rights are necessary to ensure Tenant's timely surrender of possession of the Premises on or before the Lease Expiration Date, which timely surrender is of the upmost importance to Landlord, and Tenant agrees to the foregoing termination rights by Landlord based on the terms and conditions contained in this Section 5.3.1. If neither Tenant nor Landlord has delivered the Tenant Termination Notice or the Landlord Termination Notice, respectively, then this Lease shall terminate, and the "Lease Expiration Date" shall be, December 31, 2023, unless sooner terminated pursuant to the terms of this Lease.

6. Base Rent (Article 3):	$ per month, commencing on the Lease Commencement Date and ending on December 31, 2021; $ per month commencing on January 1, 2022, and ending on December 31, 2022; and $ per month thereafter.
7. Tenant's Share (Article 4)	100%
8. Permitted Use (Article 5):	General manufacturing, research and development, industrial, warehouse, administration, and ancillary office use.
9. Letter of Credit (Article 21):	$

10. Address of Tenant (Section 30.18):	Bloom Energy Corporation 4353 No. First Street San Jose, California 94134 Attention: General Counsel

11. Address of Landlord (Section 30.18):
Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Lease Administration
and
Google LLC
1600 Amphitheatre Parkway
Mountain View, California 94043
Attention: Legal Department / RE Matters
With a copy sent to:
Google LLC
c/o CBRE, Inc.
225 W. Santa Clara Street, 12th Floor
San Jose, California 95113
Attention:

12. Landlord’s Broker (Section 30.24):	CBRE, Inc. 225 W. Santa Clara Street, 12th Floor San Jose, California 95113 Attention: Advisory & Transaction Services
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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD: GOOGLE LLC, a Delaware limited liability company By: Name: Title:	TENANT:BLOOM ENERGY CORPORATION, a Delaware corporationBy: Name: Title:

ARTICLE 1.

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
a.Premises, Building, Project and Common Areas.
i..The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. Tenant is currently in possession of the Premises and shall continue to accept the Premises and the Building in their current "as-is" condition as of the date of this Lease and the Lease Commencement Date, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease.
ii..The Building and The Project. The Premises are a part of the Building. The Building is part of the Project. The "Project" means (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, above ground and subterranean parking facility(ies) and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project. Except as otherwise expressly set forth in this Lease, Tenant shall maintain and operate certain portions of the Project as set forth in Article 7 of this Lease; provided, however, Landlord shall have the right, in its sole discretion, exercisable by delivery of written notice to Tenant at any time, to assume the maintenance and operation of any or all of such portions of the Project, in which event the manner in which such portions of the Project thereafter are maintained and operated shall be at the sole but reasonable discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time.
iii..Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The Common Areas shall consist of the "Project Common Areas" and the "Building Common Areas." The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole but reasonable discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that Landlord will use commercially reasonable efforts to minimize any disruption to Tenant’s business in the Premises.
b.Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, the "rentable square feet" of the Premises shall be deemed as set forth in Section 4.3 of the Summary and the rentable square feet of the Building shall be deemed as set forth in Section 4.1 of the Summary, and Landlord and Tenant hereby acknowledge and agree that the same shall not be subject to re-measurement or modification.
ARTICLE 2.

LEASE TERM; TERMINATION OF EXISTING LEASE

The terms and provisions of this Lease shall be effective as of the date of this Lease. The "Lease Term" shall commence on the "Lease Commencement Date," and shall terminate on the Expiration Date, unless this Lease is sooner terminated as hereinafter provided. Tenant acknowledges that Tenant (if applicable, as successor-in-interest to one or more party(ies)) is currently occupying the Premises pursuant to an existing lease (as the same may have been assigned, amended and/or modified, the "Existing Lease") with Landlord (if applicable, as successor-in-interest to one or more party(ies)). Notwithstanding anything to the contrary contained herein or in the Existing Lease, Tenant acknowledges and agrees that the Existing Lease shall terminate as of the day immediately preceding the Lease Commencement Date with the same force and effect as if the Existing Lease were scheduled to expire in accordance with its terms on such date.
ARTICLE 3.

BASE RENT
Commencing as of the Lease Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 6 of the Summary, payable in equal monthly installments, in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid on or before the Lease Commencement Date. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
ARTICLE 4.

ADDITIONAL RENT
a.General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.1 and 4.2.2 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
b.Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
i.."Tenant's Share" shall mean the amount set forth in Section 7 of the Summary.
ii.."Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
iii.."Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

iv.."Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following, in each instance to the extent that the enumerated costs are not paid directly by Tenant to third parties: (i) the cost of supplying all utilities, the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space (but excluding the cost of any management office space located outside the Project, whether or not for the purpose of managing the Project); (viii) subject to item (f) below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) the costs in connection with any "Underlying Documents" (as that term is defined in Section 5.2 below); (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and roof membranes and re-roofing; (xii) amortization (including interest on the unamortized cost not to exceed the lesser of eight percent (8%) per annum and the maximum rate permitted by law), over such period of time as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles, consistently applied, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements, capital alterations, capital additions, capital repairs or capital replacements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or reasonably anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation (E) which are required in order for the Project, or any portion thereof, to obtain or maintain a certification under the U.S. Green Building Council's Leadership in Energy and Environmental Design ("LEED"), or other applicable certification agency in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole but reasonable discretion, from time to time), (F) that relate to the safety or security of the Project, or (G) the painting or re-painting of the Building; provided, however, that any capital expenditure incurred in connection with those items included under items (B) through (G) above shall be amortized with interest (not to exceed the greater of eight percent (8%) per annum and the maximum rate permitted by law) over the shorter of (X) seven (7) years, (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, consistently applied; (xiv) the costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below; (xv) the cost of tenant relation programs reasonably established by Landlord; and (xvi) the costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project. In accordance with Section 7.2 below, Landlord has the right to require Tenant to pay for certain costs related to the replacement of the roof membrane and HVAC units at the Building and the resurfacing of the asphalt and concrete driveways and parking areas of the Project

(collectively, the "Major Items"). Notwithstanding anything to the contrary contained in this Lease, if Landlord replaces a Major Item, and in accordance with GAAP, the cost of the replacement is not deductible as an expense in the year incurred, Landlord shall amortize the cost of the replacement of the Major Item over its useful life, as reasonably determined by Landlord, and Tenant shall only be obligated to reimburse Landlord each year for Tenant’s Share of such amortized cost. Landlord shall have no obligation to amortize repairs or maintenance items relating to the Major Items that are deductible in the year incurred in accordance with GAAP, and all such repair and maintenance costs shall be payable by Tenant to Landlord as Operating Expenses in the year incurred. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be obligated to pay more than Fifty Thousand Dollars ($50,000) in the aggregate in any one year for such amortized costs. Additionally, notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development of the Project, and other costs and expenses incurred in procuring prospective tenants, negotiating and executing leases and constructing improvements required to prepare for a new tenant’s occupancy;
(b)except as set forth in items (xi), (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and finance fees and other debt service costs, if any, penalties and interest;
(c)costs for which the Landlord is reimbursed by insurance or by anyone else (except to the extent of deductibles);
(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;
(g)amount paid as ground rental for the Project by the Landlord;
(h)overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(i)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (which shall specifically exclude the parking facilities), provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
(j)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating

Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(k)any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(l)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(m)costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;
(n)the costs and expenses incurred in resolving disputes with other tenants, other occupants, or prospective tenants or occupants of the Project, collecting rents or otherwise enforcing leases of the tenants of the Project;
(o)interest or penalties due to the late payment by Landlord of taxes, utility bills or other such costs;
(p)any cost for overtime or other expenses to Landlord in curing defaults;
Landlord agrees that (1) Landlord will not collect or be entitled to collect more than one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Project; and (2) Landlord shall make no profit from Landlord’s collection of Operating Expenses.
v..Taxes.
1..."Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof; provided, that "Tax Expenses" shall not include any fees or penalties resulting from Landlord’s failure to timely pay when due any taxes.
2...Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) All of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.
3...Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an event of default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.
c.Allocation of Direct Expenses.
i..Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
ii..Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
d.Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to Tenant’s Share of Direct Expenses.
i..Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such

Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall immediately pay to Landlord Tenant’s Share of Direct Expenses, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding anything to the contrary contained in this Lease, if Landlord has not provided a Statement to Tenant within twenty-four (24) months after the end of any Expense Year during the Term, Tenant shall not be obligated to pay for the Expense Year for which such Statement was not provided Tenant’s Share of Direct Expenses in excess of the estimated Direct Expenses paid by Tenant for such Expense Year.
ii..Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.
e.Taxes and Other Charges for Which Tenant Is Directly Responsible.
i..Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
ii..If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the taxes levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.2.1, above.
iii..Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facilities and taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or local agency, or a state proposition approved by the voters;

or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
f.Landlord's Records. Upon Tenant's written request given not more than ninety (90) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said documentation to Tenant within sixty (60) days after Tenant's written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the "Audit Period"), if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit), and (D) shall not currently or in the future be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of Direct Expenses), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Statement at Landlord's corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant's certified public accounting firm must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant's certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant's failure to audit the amount of Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that Direct Expenses set forth in the particular Statement were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.
ARTICLE 5.

USE OF PREMISES
a.Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 8 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
b.Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit A, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect (collectively, “Laws”), or any easement, license, operating agreement, declaration, restrictive covenant, or instrument recorded against the Project, including, without limitation, any covenants, conditions and restrictions affecting the Project, any reciprocal easement agreements affecting the Project, any parking licenses, and any agreements with transit agencies affecting the Project (collectively, "Underlying Documents"). A violation of the Rules and Regulations by Tenant shall be deemed a default under this Article 5. Tenant shall promptly cease or cause to be ceased any activity that Landlord reasonably deems to be likely to damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any unlawful or materially improper or materially objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.
c.CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project (the "Current CC&Rs"). Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions and/or amendments to the Current CC&Rs (in any such event, the "Future CC&Rs") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to the Current CC&Rs and such Future CC&Rs (collectively, the "CC&Rs").
d.Building Access. Subject to the terms of this Lease, the CC&Rs, Landlord's rules and regulations and such security measures that Landlord may reasonably deem necessary or desirable for the safety and security of the Project, the Building or the Premises, Tenant shall have access to the Building and the Premises 24 hours per day, 7 days per week, subject to full or partial closures which may be required from time to time for construction, maintenance, repairs, actual or threatened emergency or other events or circumstances which make it reasonably necessary to temporarily restrict or limit access.
ARTICLE 6.

SERVICES AND UTILITIES
a.Services and Utilities. Tenant shall be responsible for contracting directly with any applicable public utility company or third party provider for, and shall promptly pay, as the same become due, all charges for, water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant at the Project during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fees, and (ii) penalties for discontinued or interrupted service. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installations. Notwithstanding the foregoing, Tenant shall have the right to upgrade such capacity, at Tenant's sole cost, in order to accommodate Tenant's use of the Premises at any time during the Lease Term; provided that, any such upgrades by Tenant shall be performed pursuant to the terms and conditions of Article 8 of this Lease. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof.
Tenant acknowledges that Landlord may be required in the future to disclose information concerning Tenant's energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building ("Tenant Energy Use Disclosure"). Tenant shall cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within ten (10) business days following receipt of written request from Landlord, disclose to Landlord all information reasonably requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in

Tenant's name, the number of employees working within the Premises, the operating hours for Tenant's business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees that none of the "Landlord Parties," as that term is defined in Section 10.1, below, shall be liable for, and Tenant hereby releases the Landlord Parties from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this paragraph shall be, to the best of Tenant's actual knowledge, true and correct in all material respects, and Tenant acknowledges that Landlord shall rely on such information. The terms of this paragraph shall survive the expiration or earlier termination of this Lease.
ARTICLE 7.

REPAIRS
a.Tenant's Obligations.
i..Tenant Repair Obligations. Except to the extent made the obligation of Landlord pursuant to Sections 7.2 and Articles 11 and 13 below (which include, without limitation, the Landlord Maintenance Items [as defined in Section 7.2 below]), Tenant shall, throughout the Lease Term, at its sole cost and expense, (A) keep, maintain, repair and replace as required, the Premises and Building and every part thereof in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition as required for the safety and security of Tenant's employees and guests, (B) maintain the Premises and Building in compliance with all applicable laws, ordinances, regulations and requirements, and (C) keep and maintain the Premises and Building in good order and condition, and repair, replace and improve every part thereof as required for the safety and security of Tenant’s employees and guests, (items (A) through (C) shall collectively be referred to herein as the "Tenant's Repair Obligations"), including, without limitation, the following to the extent required by such items (A) through (C): (1) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (2) interior and exterior doors, door frames and door closers; (3) interior lighting (including, without limitation, light bulbs and ballasts); (4) the plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment, existing heating, ventilation and air-conditioning ("HVAC") systems, and all other mechanical, electrical and communications systems and equipment (collectively, the "Building Systems") serving the Premises, including (i) any specialty or supplemental Building Systems installed by or for Tenant and (ii) all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (5) all communications systems serving the Premises; (6) all of Tenant's security systems in or about or serving the Premises; (7) Tenant's signage; (8) interior demising walls and partitions (including painting and wall coverings), equipment, floors, and any roll-up doors, ramps and dock equipment; and (9) the non-structural portions of the roof of the Building, including the roof membrane. Tenant's Repair Obligations also include the routine maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls. Tenant shall additionally be responsible, at Tenant's sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and, to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing. Tenant shall have the benefit of all contract warranties available to Landlord regarding the HVAC systems and equipment.
ii..Management Standards. Landlord and Tenant hereby acknowledge that Tenant's in-house facilities management department (collectively, the "Facilities Team") is comprised of a multi-disciplined staff of highly trained and professional facilities maintenance, repair and management personnel. Tenant shall cause, throughout the Lease Term, its Facilities Team to continue to maintain materially consistent levels of capability and expertise with the levels of such Facilities Team as of the date of this Lease, and apply such Facilities Team to the Premises as reasonably required to satisfy Tenant's Repair Obligations.
1...Professional Management. Tenant shall manage and operate the Premises and perform its duties under this Lease in a manner consistent with the standards followed by Landlord and other institutional owners and management companies that are managing buildings of comparable age and quality in the vicinity of the Project (the "Management Standard").
2...Service Agreements. All Building Systems, including HVAC, elevators, main electrical, plumbing and fire/life-safety systems, shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, (iii) in accordance with applicable laws, ordinances, regulations and requirements. Tenant shall contract with a qualified, experienced professional third party service company to perform its maintenance, repair and replacement obligations hereunder with respect to the HVAC systems (which shall provide for and include, without limitation, replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis), the roof, the building fire/life-safety systems and the electrical and plumbing systems (each a "Service Contract"). Tenant shall deliver full and complete copies of each Service Contract to Landlord within thirty (30) days after the effective date of such Service Contract, but may redact any items that Tenant reasonably deems in good faith to be confidential. In addition, Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Building's mechanical and main electrical systems, including life safety, elevators and the central plant ("Preventative Maintenance Records"). In addition, upon Landlord's request, Tenant shall deliver a copy of all current Service Agreements to Landlord and/or a copy of the Preventative Maintenance Records.
3...Pest Control; Janitorial Obligations. Tenant shall also be responsible for all pest control within the Premises and the Building, and for all cleaning and trash removal and disposal at and from the Premises and the Building.
4...Landlord's Right to Perform Tenant's Repair Obligations. Tenant shall notify Landlord in writing at least thirty (30) days prior to performing any material Tenant's Repair Obligations, including without limitation, any Tenant's Repair Obligation which affect the Building Systems or which is reasonably anticipated to cost more than $25,000.00. Upon receipt of such notice from Tenant, Landlord shall have the right to either (i) perform such material Tenant's Repair Obligation by delivering notice of such election to Tenant within thirty (30) days following receipt of Tenant's notice, and Tenant shall pay Landlord the cost thereof (including Landlord's reasonable supervision fee) within thirty (30) days after receipt of an invoice therefor, or (ii) require Tenant to perform such Tenant's Repair Obligation at Tenant's sole cost and expense. If Tenant fails to perform any Tenant's Repair Obligation within a reasonable time period, as reasonably determined by Landlord, then Landlord may, but need not, following delivery of notice to Tenant of such election, make such Tenant Repair Obligation, and Tenant shall pay Landlord the cost thereof, (including Landlord's reasonable supervision fee) within thirty (30) days after receipt of an invoice therefor.
iii..Meeting Requirements.
1...Maintenance Meetings. At the written request of either Landlord or Tenant (a "MM Request"), each party shall arrange to meet and confer with the other (at a mutually reasonable and convenient time and location), as to the status of the maintenance, repair and other work required to be performed by each party under this Lease (each, a "Maintenance Meeting"); provided, however, in no event shall Landlord or Tenant be required to participate in more than one such Maintenance Meeting in any calendar quarter throughout the Lease Term, unless such a Maintenance Meeting is required in connection with an emergency situation or event.

2...M&R Reports. In connection with, and in advance of, any such Maintenance Meeting, to the extent the requesting party's MM Request included a request for maintenance and repair reports, documents and back-up materials, the responding party shall promptly deliver any maintenance and repair reports, documents and back-up materials related to the maintenance, repair and other work required to be performed by such party under this Lease, to the extent the same are regularly and customarily generated and maintained by, and in the possession of, its Facilities Team (collectively, the "M&R Reports"); provided, however, the responding party may also make a prompt written request for such M&R Reports maintained by the requesting party, in which case such request shall also be satisfied prior to the corresponding Maintenance Meeting.
3...Books and Records. Tenant shall maintain complete, detailed and accurate records, books and accounts of all funds disbursed in connection with Tenant's management and operation of the Premises (excepting salary disbursements internal to Tenant), including all M&R Reports. Tenant agrees to keep all of the aforementioned documents (collectively, the "Books and Records") safe, available and separable from any record not having to do with the Premises. Tenant shall not dispose of any such Books or Records until the same are at least three (3) years old.
iv..Tenant's Risk Management Obligations. Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged accidents known to Tenant and/or all claims for damages relating to the Premises known to Tenant, including any damage or destruction to the Premises. Landlord and Tenant shall notify each other immediately of any threatened or pending condemnation, rezoning or other governmental orders, proceedings or lawsuits involving the Premises.
v..Tenant's Responsibilities Upon Termination of Management of the Premises. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall upon Landlord's demand therefor, deliver the following to Landlord, or Landlord's appointed agent on the effective date of such expiration or early termination (except to the extent that any such item has already been delivered to Landlord).
1...Copies of the Preventative Maintenance Records for the most recent full calendar year.
2...Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.
3...Any third party warranties, guaranties and operating manuals in Tenant's possession relating to the improvements in the Premises and any Building Systems being maintained by Tenant (copies thereof where reasonably acceptable).
4...All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, rooftop access points, and all other areas which for which Tenant has restricted access.
5...A certification that Tenant, in connection with the terms and conditions of Section 10.3 of this Lease, has maintained those portions of the Building and Premises required to be maintained by Tenant in accordance with the terms and conditions of this Article 7 and Articles 24 and 25.
The obligation of Tenant to deliver the foregoing shall survive the expiration or earlier termination of the Lease.
b.Landlord's Repair Obligations. Subject to the provisions of Article 11 and Article 13 hereof, Landlord, at its own cost and expense, agrees to repair and maintain (the "Landlord Repair Obligations") only the structural elements of the roof of the Building (excluding the roof membrane), the structural soundness of the slab, structural soundness of the foundation of the Building and the structural elements of the exterior walls, and of any other load bearing walls, if any, of the Building (collectively, the "Structural Elements"). Subject to Section 10.5 below, Tenant shall reimburse Landlord for the cost of any maintenance, repair or replacement of the foregoing necessitated by Tenant's misuse, negligence, alterations to the Premises or any breach of its obligations under this

Lease. By way of example, and not limitation, the term "exterior walls" as used in this section shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers. dock plates or levelers, or office entries. Tenant shall immediately give Landlord written notice of any repair required by Landlord pursuant to this Section 7.2, after which Landlord shall have a reasonable time in which to complete the repair. Nothing contained in this Section shall be construed to obligate Landlord to seal or otherwise maintain the surface of any foundation, floor or slab. Subject to reimbursement by Tenant as Operating Expenses in accordance with the provisions of Article 4 above, Landlord shall also repair and maintain the HVAC units, sprinkler systems, fire alarm systems, fire detection systems and exterior walls of the Premises in good condition and repair, and replace such items as necessary, and in doing so Landlord shall employ contractors to perform all repairs, maintenance and replacements of the HVAC units, sprinkler systems, fire alarm systems, fire detection systems and exterior walls of the Premises. The items described in the previous sentence that Landlord will cause to be repaired, maintained and replaced are hereinafter referred to as the "Landlord Maintenance Items." Notwithstanding anything to the contrary contained in this Lease, Landlord Maintenance Items shall not include any improvement or alteration made to the Premises by Tenant, and all such improvements and alterations shall be repaired, maintained and if necessary replaced by Tenant, at Tenant's sole cost and expense. Landlord shall determine in its sole discretion the scope and timing of the performance of such Landlord Maintenance Items, and Tenant shall not perform such Landlord Maintenance Items except as otherwise permitted by this Lease. Landlord's maintenance of the exterior walls of the Premises shall include the right, but not the obligation, of Landlord to paint from time to time all or some of the exterior walls, canopies, doors, windows, gutters, handrails and other exterior parts of the Premises with colors selected by Landlord and reasonably acceptable to Tenant, and Tenant shall reimburse Landlord as provided in Article 4 above. If the Premises contains landscaped areas ("Landscaped Areas"), Landlord shall maintain the Landscaped Areas, and Tenant shall reimburse Landlord for all costs incurred by Landlord in maintaining the Landscaped Areas in accordance with Article 4 above. Tenant shall immediately give Landlord written notice of any repair or maintenance required by Landlord pursuant to this section, after which Landlord shall have a reasonable time in which to complete such repair or maintenance. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair. Subject to the other terms and conditions herein, Landlord may, but shall not be required to, enter the Premises upon reasonable prior notice to Tenant (except in the event of an emergency, in which case no prior notice shall be required), to make such repairs, alterations, improvements or additions to the Premises or to any equipment located in the Premises as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. In connection with the foregoing, Landlord shall use commercially reasonable efforts to minimize any interference to the conduct of Tenant's business in the Premises.
c.Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
ARTICLE 8.

ADDITIONS AND ALTERATIONS
a.Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises, the Project or any mechanical, plumbing or heating and air conditioning ("HVAC") facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which, in the reasonable opinion of Landlord or its agents’ or consultants’, adversely affects the structural portions or the systems or equipment of the Building or the Building Systems or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations are decorative only (i.e., installation of carpeting or painting of the Premises).

b.Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Landlord agrees that if at the time that Tenant requests Landlord’s consent to an Alteration, Tenant also requests in writing confirmation as to whether or not Landlord will require the same to be removed upon the expiration or earlier termination of this Lease, and Landlord fails to notify Tenant that the Alteration must be removed at the time of Landlord’s consent to the same, then Tenant shall not be obligated to remove such Alterations upon the expiration or earlier termination of this Lease. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located all in conformance with Landlord's reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 8182 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
c.Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount not to exceed three percent (3%) of the “hard”’ cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket third party costs and expenses actually incurred in connection with Landlord's review of such work. At Landlord's reasonable discretion, prior to the commencement of construction of any Alteration, Tenant shall provide Landlord with the reasonably anticipated cost thereof, which Landlord shall disburse during construction pursuant to Landlord's standard, commercially reasonable disbursement procedure.
d.Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractor carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

e.Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and, except as otherwise expressly set forth hereinbelow, shall be and become the property of Landlord. Notwithstanding the foregoing and absent any written notice from Landlord to the contrary, prior to the end of the Lease Term or any earlier termination of this Lease, Tenant, at Tenant's expense, shall remove any Alterations and/or improvements and/or systems and equipment within the Premises made by or for Tenant that are not normal and customary general improvements for comparable buildings in the vicinity of the Building, and shall repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord; provided, however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, notify Tenant that some or all of such Alterations and/or improvements and/or systems and equipment shall remain within the Premises, in which event Tenant shall have no obligation or right to remove the same. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any such Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, (i) Landlord may do so and may charge the cost thereof to Tenant, and (ii) Tenant shall be deemed to be in holdover until such time as the removal and restoration is completed (and, accordingly, the terms of Article 16 of this Lease shall be applicable during such period). Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease, except to the extent caused by Landlord’s gross negligence or willful misconduct, or that of its agents, employees or contractors.
ARTICLE 9.

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises or the Project (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days after receipt of written demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10.

INSURANCE
a.Indemnification and Waiver. Except to the extent caused by the gross negligence or willful misconduct of any Landlord Party, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties")

shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person (collectively, "Tenant Parties"), in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord or any Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
b.Tenant's Compliance With Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
c.Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
i..Commercial General Liability Insurance. Tenant shall maintain commercial general liability insurance, excess liability insurance and/or umbrella liability insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than (and, in the case of umbrella liability insurance, with dedicated limits covering the Premises of not less than):

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate with no deductible
Umbrella Liability Coverage	$25,000,000 each occurrence $25,000,000 annual aggregate
ii..Pollution Liability Insurance. Tenant shall maintain pollution liability insurance covering the insured against claims of bodily injury, personal injury and property damage (including cost of clean-up, containment, restoration, removal or remediation) arising out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Lease Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties, for limits of liability not less than $5,000,000 per occurrence and $5,000,000 annual aggregate.
iii..Property Insurance. "All Risk" Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) any improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
iv..Worker's Compensation pursuant to all applicable state and local statutes and regulations; and Employer's Liability with a limit of $1,000,000 each occurrence.
v..Business interruption, loss of income and extra expense insurance in amounts sufficient to pay for Tenant's expenses and lost income attributable to perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils.
d.Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies (or, if Tenant is unable to timely deliver said policy(ies), certificates thereof) to Landlord on or before the Lease Commencement Date and before the expiration dates thereof (and Tenant's failure to deliver any such policy, policies or certificates on or before the Lease Commencement Date shall not impact or in any way affect Tenant's obligations to pay Rent under this Lease). In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.
e.Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and, except with respect to any applicable deductible amounts, Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses (except with respect to any applicable deductible amounts), and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.
f.Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.
g.Property Insurance. Subject to the terms and conditions herein, Property Insurance shall be obtained by Landlord or by Tenant as provided for below.
i..Obtained by Landlord. Throughout the Lease Term, except as set forth in Section 10.7.2, below, Landlord shall purchase and keep in force, and Tenant shall pay to Landlord (or Landlord's agent if so directed by Landlord), as Additional Rent and in accordance with Article 4 of this Lease, the cost of, policy or policies of insurance (the "Property Insurance") covering loss or damage to the Building and Project (including the deductibles on insurance claims) in the amount of the full replacement value thereof, providing protection against those perils included within the classification of "all risks" "special form" insurance, including fire, lightning, vandalism, malicious mischief, and extended perils, plus a policy of rental income insurance in the amount of one hundred (100%) percent of twelve (12) months Base Rent, plus sums paid as Additional Rent, and, at Landlord's option, earthquake coverage. The insurance that Landlord may carry under this Lease shall have materially the same coverages, premiums and deductibles, as applicable, as the insurance that Landlord carries on other properties owned by Landlord or its affiliated entities in the vicinity of the Building or commercially comparable vicinities.
ii..Obtained by Tenant.
1...Notwithstanding the terms of Section 10.7.1, above, Tenant shall have the right, in Tenant's sole discretion from time to time during the Lease Term, subject to providing not less than ninety (90) days advance written notice to Landlord, to elect to maintain the Property Insurance in lieu of the Landlord; provided, however, that once Tenant elects to maintain such coverage, such election must be continued for a period of at least twenty-four (24) months. Tenant may elects to stop carrying such coverage by giving not less than ninety (90) days prior written notice thereof to Landlord, in which event Landlord shall again procure the coverage required by the terms of Section 10.7.1, above. Once Tenant has stopped carrying the Property Insurance, it may not elect to again maintain the same for a period of twenty-four (24) months. The Property Insurance carried by Tenant shall comply with the following.
(a)Tenant shall maintain policy or policies of insurance covering loss or damage to the Building and Project in the amount of the full replacement value thereof, providing protection against those perils included within the classification of "all risks" "special form" insurance, including fire, lightning, vandalism, malicious mischief, and extended perils.
(b)Tenant shall maintain coverage for rental income insurance in the amount of one hundred (100%) percent of twelve (12) months Base Rent, plus sums paid as Additional Rent.
(c)Landlord and its mortgagees will be included as Loss Payees on all such insurance, as their interests may appear.
(d)If the Landlord's mortgagees require that a separate policy or policies of flood insurance be maintained, Tenant shall comply with such requirement. In such event, Landlord and its mortgagees will be included as Loss Payees as their interests may appear on such policy or policies.
2...During any and all periods during which Tenant elects to maintain the Property Insurance, Landlord shall not be liable or responsible for any deductible or other retention of liability under the Property Insurance. In the event of any loss or damage which is insured under such Property Insurance, Tenant shall pay over to Landlord, within ten (10) business days of demand, the full amount of any applicable deductible or retention. Tenant's obligation to pay over such amounts shall apply under any and all circumstances, including, without limitation, any termination of this Lease by Landlord or Tenant on account of any damage, destruction or loss occurring to the Premises or Building, and such obligation shall survive termination of this Lease with respect to loss or damage occurring prior to termination of this Lease.
3...During any and all periods during which Tenant elects to maintain the Property Insurance, if any portion of the Premises, Building or Project is damaged or destroyed by a cause that is required to be insured against by the Property Insurance, then in addition to any proceeds or other payments received by Landlord under the applicable Property Insurance on account of such damage or destruction, Tenant agrees to pay to Landlord the amount, if any, by which the total cost of rebuilding or restoring such portion of the Premises, Building or Project to the same standard and quality, with the same construction and material, to the extent available, as existed prior to the loss or damage exceeds the insurance proceeds received by Landlord, as if the underinsured loss or deductible amounts were self-insured by Tenant. Tenant's obligation to make such payment or payments to Landlord shall apply under any and all circumstances, including without limitation any termination of this Lease by Landlord or Tenant on account of any damage, destruction or loss occurring to the Premises, Building or Project pursuant to the provisions of this Lease or otherwise, and such obligation shall survive any termination of this Lease with respect to loss or damage occurring prior to the termination of this Lease.
4...In the event that Tenant elects to procure the Property Insurance, the provisions of this Lease (including, without limitation, Article 11) relating to the respective rights and obligations of Landlord and Tenant in the event of damage to or destruction of the Premises, Building or Project (the "Damage Provisions"), shall be modified and supplemented in the following respects for so long as Tenant maintains such Property Insurance or self-insurance, and in the event of any inconsistency or conflict between the Damage Provisions and the following provisions of this Section 10.7.2.4, the provisions of this Section 10.7.2.4 shall govern and control:
(a)Tenant shall not have the right to terminate this Lease on account of any damage to or destruction of the Premises, the Building or the Project if the risk which is the cause of such damage or destruction is required to be covered by the Property Insurance, whether or not such risk is in fact covered by such policy or policies.
(b)During the period for which Landlord is receiving payments pursuant to any Rental Insurance coverage procured by Tenant, Tenant shall be entitled to an equitable reduction of the Rent allocable to the damaged or destroyed portion of the Premises in an amount equal to the Rental Insurance policy payments received by Landlord.
10.8    Landlord’s Commercial General Liability Insurance. Landlord shall obtain and keep in force a policy of commercial general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership or operation and management of the Project.
ARTICLE 11.

DAMAGE AND DESTRUCTION
a.Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building. To the extent that such damage occurs during a period in which Tenant has elected to carry the Property Insurance, Tenant shall cause its insurer to pay the applicable insurance proceeds to Landlord, and shall otherwise make the payments required, as set forth in Section 10.7.2, above. Such restoration shall be to substantially the same condition of the Base Building prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the exterior portions of the Project deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Sections 10.3 and 10.7, as applicable, of this Lease, and Landlord shall repair any injury or damage to the Original Improvements installed in the Premises and shall return such Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Original Improvements installed in the Premises and shall return such Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto; and if Landlord delivers a Landlord Repair Notice, then Landlord shall select the contractors to perform such improvement work.

Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Tenant's access thereto, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith. Notwithstanding the foregoing, if such damage occurs during a period in which Tenant has elected to carry the Property Insurance, then Tenant's right to abatement of Rent shall be governed by the terms of Section 10.7.2.4(b), above.
b.Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; (iv) [intentionally omitted]; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) [intentionally omitted]; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, or if the damage occurs during the last twelve (12) months of the Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.
c.Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12.

NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13.

CONDEMNATION
If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses and relocation costs, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14.

ASSIGNMENT AND SUBLETTING
a.Transfers. Tenant shall not, without the prior written consent of Landlord (which may be withheld in Landlord's sole discretion), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium," as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee for the past two (2) years, including balance sheets, statements of profits and losses, and business credit reports, each certified by an officer, partner or owner thereof, history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in form acceptable to Landlord. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as all actual, out-of-pocket professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after receipt of written request by Landlord; provided, that such attorneys’ fees shall not exceed $4,000.00 in the ordinary course.
b.Landlord's Consent. Landlord may, in its sole discretion, withhold its consent to any proposed Transfer. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).
c.Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord one hundred percent (100%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.
d.Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. Notwithstanding anything to the contrary contained in this Lease, if Landlord elects to exercise its recapture right pursuant to this Section 14.4, Tenant shall have the right, by written notice to Landlord within five (5) business days after receipt of Landlord’s recapture notice, to rescind its request for consent to the Transfer, in which case Landlord’s recapture right shall be deemed null and void and of no further force or effect.
e.Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives, upon reasonable prior notice, shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after receipt of written demand, pay the deficiency, and if understated by more than one percent (1%), Tenant shall pay Landlord's costs of such audit. In addition, at Landlord's option, Tenant's understatement of the Transfer Premium shall constitute an uncurable default of this Lease by Tenant without the necessity of any written notice or passage of any cure period.
f.Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period; provided, however, that the provisions of this Article 14 shall not apply to the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange (including any initial public offering on such nationally recognized stock exchanges).
g.Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any

Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8    Permitted Transfers. Notwithstanding anything to the contrary contained in this Article 14, Tenant shall be entitled to assign this Lease, without the requirement of obtaining Landlord’s consent, to (each such person or entity, a “Permitted Transferee,” and each such transaction, a “Permitted Transfer”): (a) a successor entity related to Tenant in connection with a merger, consolidation or non-bankruptcy reorganization; (b) any entity that controls, is controlled by or is under common control with Tenant (with “control” for the purposes of this subsection (b) to mean not less than fifty-one percent (51%) equity ownership of any entity together with the power to direct the management decisions thereof); or (c) any person or entity which acquires all or substantially all of the assets of Tenant; provided, however, that (i) for any assignment, such assignee has a net worth (calculated in accordance with GAAP) equal to or exceeding the net worth of Tenant as of the date hereof or the effective date of the Permitted Transfer, whichever is greater; (ii) Tenant provides not less than twenty-one (21) days prior written notice of any Permitted Transfer, including financial information reasonably satisfactory to Landlord evidencing compliance with the foregoing net worth requirement, (iii) within ten (10) days after any Permitted Transfer, Tenant delivers to Landlord a copy of the assignment wherein the Permitted Transferee assumes all of Tenant’s obligations under the Lease, and (iv) Tenant complies with all other requirements under this Article 14 other than the requirement of obtaining Landlord’s prior written consent for any assignment meeting the requirements of a Permitted Transfer.
ARTICLE 15.

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
a.Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such subleases or subtenancies.
b.Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in the condition set forth in Section 13.5 of that certain Lease dated as of April 5, 2005, as amended by the terms and conditions of that certain Restoration Agreement dated as of December 16, 2010 (the “Restoration Agreement”), by and between the parties' predecessors-in-interest, which Restoration Agreement is attached as Exhibit B hereto. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16.

HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to three hundred percent (300%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Tenant also shall continue to pay all Additional Rent payable pursuant to this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall be liable for all injury and damage to, or interference with, Landlord's business, including, but not limited to, any claim for indirect, consequential or punitive damages, including, without limitation, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, and Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender.
ARTICLE 17.

ESTOPPEL CERTIFICATES
Within seven (7) business days following receipt of a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate in form delivered by and acceptable to Landlord (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement (including a balance sheet, statement of profits and losses, and a business credit report) and such financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Landlord shall use good faith efforts to keep such information received from Tenant confidential, except that Landlord may disclose such financial information received from Tenant to its accountants, attorneys and other professional consultants, to any lender or prospective lender for, or purchaser or prospective purchaser of, the Building, the Project or any direct or indirect interest in Landlord, as reasonably necessary in the course of any litigation arising out of or concerning this Lease, or as required by applicable law, and provided however that the foregoing confidentiality requirement shall be inapplicable in the event the subject financial information is publicly available.
ARTICLE 18.

SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder; provided, Landlord will endeavor to provide Tenant with notice of such an assignment within ten (10) business days following the effective date of same (but failure to provide such notice shall not be deemed a default by Landlord under this Lease). Tenant shall, within seven (7) business days of receipt of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19.

DEFAULTS; REMEDIES
a.Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
i..Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due (provided that, for the first (1st) late payment of Rent during any 12 month period, Tenant shall be entitled to a grace period of 5 days after written notice by Landlord to Tenant that such amount is past due before such failure to pay shall constitute an Event of Default); or
ii..Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
iii..Abandonment or vacation of all or a substantial portion of the Premises by Tenant while Tenant is in default of any other obligation hereunder; or
iv..The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than three (3) business days after notice from Landlord.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
b.Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
i..Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i)The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus
(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(v)At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate (the "Interest Rate") of ten percent (10%) per annum, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
ii..[Intentionally omitted.]
iii..Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
c.Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
d.Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to

Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
ARTICLE 20.

COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21.

LETTER OF CREDIT
a.Delivery of Letter of Credit. Within ten (10) business days following Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord, concurrently with Tenant's execution of this Lease, an unconditional, clean, irrevocable letter of credit (the "LC") in the amount set forth in Section 21.3 below (the "LC Amount"), which LC shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local Santa Clara County office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a short term Fitch Rating which is not less than "F1", and a long term Fitch Rating which is not less than "A"(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which LC shall be in the form of Exhibit C attached hereto. Landlord hereby approves Wells Fargo Bank N.A. as the Bank. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the LC. The LC shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the "LC Expiration Date") that is no less than ninety (90) days after the expiration of the Lease Term, and Tenant shall deliver a new LC or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the LC then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the LC if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the LC will not be renewed or extended through the LC Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable LC Amount, within ten (10) days following receipt of Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an "LC Draw Event"). The LC shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the LC, and regardless of any discrepancies between the L-C and this Lease. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said LC shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord's notice to Tenant of such receivership or conservatorship (the "LC FDIC Replacement Notice"), Tenant shall replace such LC with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such LC with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement LC (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's sole and absolute discretion, and the attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days after receipt of billing.
b.Application of LC. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the LC upon the occurrence of any LC Draw Event. In the event of any LC Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the LC, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the LC, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the LC, and such LC shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the LC, either prior to or following a "draw" by Landlord of any portion of the LC, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the LC. No condition or term of this Lease shall be deemed to render the LC conditional to justify the issuer of the LC in failing to honor a drawing upon such LC in a timely manner. Tenant agrees and acknowledges that (i) the LC constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the LC or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the LC and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
c.L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.
21.3.1    L-C Amount. The L-C Amount shall be equal to the amount set forth in Section 9 of the Summary.
21.3.2    In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring LC or such other terms as may be acceptable to Landlord in its sole discretion. However, if the LC is not timely renewed, or if Tenant fails to maintain the LC in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the LC to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under Section 21.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
21.3.3    FAILURE TO MAINTAIN; REPLACE AND/OR REINSTATE LC; LIQUIDATED DAMAGES. IN THE EVENT THAT TENANT FAILS, WITHIN (I) THAT PERIOD SET FORTH IN SECTION 21.3.2 ABOVE, OR (II) THAT PERIOD SET FORTH IN THE L-C FDIC Replacement Notice, TO provide Landlord with additional l-c(s) in an amount equal to the deficiency OR A REPLACEMENT L-C (AS APPLICABLE), THEN TENANT'S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED BY ONE HUNDRED FIFTY PERCENT (150%) OF ITS THEN EXISTING LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC Replacement Notice (AS APPLICABLE), AND ENDING ON THE EARLIER TO OCCUR OF (X) THE DATE TENANT PROVIDES Landlord with additional l-c(s) in an amount equal to the deficiency AS CONTEMPLATED BY THE TERMS OF SECTION 21.3.2 ABOVE, OR THE L-C FDIC Replacement Notice (AS APPLICABLE), OR (Y) THE DATE WHICH IS NINETY (90) DAYS AFTER THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC Replacement Notice (AS APPLICABLE). IN THE EVENT THAT TENANT FAILS, DURING SUCH NINETY (90) DAY PERIOD FOLLOWING THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC Replacement Notice (AS APPLICABLE), TO provide Landlord with additional l-c(s) in an amount equal to the deficiency OR A REPLACEMENT L-C (AS APPLICABLE), THEN TENANT'S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED BY TWO HUNDRED PERCENT (200%) OF ITS THEN EXISTING LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS NINETY (90) DAYS AFTER THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC Replacement Notice (AS APPLICABLE) AND ENDING ON THE DATE SUCH additional l-c(s) ARE ISSUED in an amount equal to the deficiency OR SUCH A REPLACEMENT LC IS ISSUED (AS APPLICABLE) PURSUANT TO THE TERMS OF SECTION 21.3.2 OR THE L-C FDIC Replacement Notice (AS APPLICABLE). THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY LANDLORD AS A RESULT OF TENANT'S FAILURE TO TIMELY provide Landlord with additional l-c(s) in an amount equal to the deficiency AS REQUIRED IN SECTION 21.3.2, OR A REPLACEMENT L-C AS CONTEMPLATED BY THE L-C FDIC Replacement Notice (AS APPLICABLE), AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS LEASE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 21.3.3 REPRESENT A REASONABLE ESTIMATE OF THE

DAMAGES WHICH LANDLORD WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT LANDLORD'S RIGHTS AND TENANT'S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS LEASE (EXCEPT THAT THE PARTIES SPECIFICALLY AGREE THAT THE FOREGOING PROVISION WAS AGREED TO IN LIEU OF MAKING TENANT'S FAILURE TO provide Landlord with additional l-c(s) in an amount equal to the deficiency or a replacement l-c (as applicable) A DEFAULT UNDER THIS LEASE). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO LANDLORD PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 21.3.3.
_____________________            __________________
LANDLORD'S INITIALS            TENANT'S INITIALS
d.Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within thirty (30) days after Tenant's receipt of an invoice from Landlord therefor.
e.L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the LC or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a "security deposit" under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the "Security Deposit Laws"), (2) acknowledge and agree that the LC (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.
f.Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the LC conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any LC to refrain from paying sight draft(s) drawn under such LC.
g.Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the LC:
(a)A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any LC or the Bank's honoring or payment of sight draft(s); or
(b)Any attachment, garnishment, or levy in any manner upon either the proceeds of any LC or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such LC) based on any theory whatever.
h.Remedy for Improper Drafts. Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any LC shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such LC to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any LC, or the Bank's payment of sight drafts drawn under such LC, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.
ARTICLE 22.

INTENTIONALLY OMITTED
ARTICLE 23.

SIGNS
a.Full Floors. Subject to Landlord's prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.
b.Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Tenant's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's then-current Building standard signage program.
c.Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

d.Current Signage. Notwithstanding anything to the contrary contained in this Article 23, Tenant shall be entitled to maintain all of Tenant’s signage in place on the date of this Lease.
ARTICLE 24.

COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to construct or pay the cost of complying with any Laws requiring construction of improvements to the Premises or to any other portion of the Building or Project unless such requisite compliance is the result of or triggered by Tenant’s (or any of Tenant’s agents’, employees’ or invitees’) use or occupancy of the Premises, or any Alterations to the Premises made by or on behalf of Tenant. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a person certified as a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, the Building, the Property and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord within thirty (30) days after the Lease Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, the Building, the Property or the Project in any way, (4) in accordance with all of the provisions of this Lease applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building, the Property and/or the Project located outside the Premises that are Landlord's obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.
ARTICLE 25.

HAZARDOUS SUBSTANCES; MOLD CONDITIONS
a.Prohibition Against Hazardous Substances.
i..Tenant's Prohibition. Tenant shall not cause or permit any "Hazardous Substances," as that term is defined below, to be brought upon, produced, treated, stored, used, discharged or disposed of in or near the Project without Landlord's prior written consent, which Landlord may give or withhold in its sole and absolute discretion; provided, however, that Landlord's consent shall not be required for normal use in compliance with applicable laws, ordinances, regulations and requirements of customary household and office, light manufacturing, lab and research and development supplies, including by example but without limitation, mild cleaners, lubricants and copier toner, vehicles located in loading and parking areas, data and telecommunication equipment, batteries, fuel storage tanks, and other materials used in connection with emergency or uninterrupted power supply devices, and other supplies and materials consistent with those used by Tenant in similar or comparable facilities operated by Tenant. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable laws, ordinances, regulations and requirements, including "Environmental Laws," as that term is defined below. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. To the extent reasonably required, Landlord shall, at no out-of-pocket cost to Landlord, reasonably cooperate with Tenant in Tenant's efforts to obtain any such permits or similar authorizations or clearances, including, without limitation, executing applications and taking any other actions required by any state, federal or local governmental body in connection with Tenant's efforts to obtain such permit. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all obligations, losses, claims actions (including remedial and enforcement actions of any king and administrative and judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, "Remedial Work," as that term is defined below, required to be performed by Tenant, and sums paid in settlement of claims), costs and expenses (including reasonable attorneys' and consultants' fees and expenses) (collectively, "Claims"), which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Lease Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties. Notwithstanding the foregoing, Tenant shall have no obligation to indemnify Landlord and/or the Landlord Parties for Claims related to Hazardous Substances introduced into or released from the Premises by Landlord during the Lease Term as a result of Landlord's gross negligence or willful misconduct, except to the extent that Tenant or its agents, employees, contractors or invitees exacerbates the same.
ii..Landlord Inspections. Landlord shall have the right, at any time, but not more than two (2) times in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Article 25, or unless required by any lender or governmental agency), to inspect the Premises and

Project and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Article 25; provided, however, that Landlord shall repair any damage caused by such inspections and testing and shall use commercially reasonable efforts to minimize interference with Tenant's use and enjoyment of the Premises. The costs of all such inspections, tests and investigations shall be borne solely by Landlord. The foregoing rights granted to Landlord shall not, however, create (a) a duty on Landlord's part to inspect, test, investigate, monitor or otherwise observe the Premises or Project or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant's operation, use or remediation thereof, or (b) liability on the part of Landlord or any Landlord Party for Tenant's use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.
b.Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with any unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant's actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.
c.Remedial Work. In the event that any Hazardous Material and/or Mold Condition is discovered by Tenant within the Premises after the date of this Lease, Tenant shall promptly notify Landlord, and shall consult with Landlord concerning appropriate procedures to be followed. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, "Remedial Work") is required under any applicable laws, ordinances, regulations and requirements as a result of the handling, use, storage, treatment, transportation or disposal of any Hazardous Substances by Tenant, its agents, employees, contractors or invitees, then Tenant shall perform or cause to be performed the Remedial Work in compliance with applicable laws, ordinances, regulations and requirements. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and reasonably approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and reasonably approved in advance in writing by Landlord. Except as otherwise expressly provided in Section 25.4, below, all costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord's reasonable attorneys' and experts' fees and costs incurred in connection with monitoring or review of such Remedial Work.
d.Pre-Existing Hazardous Substances. Any Hazardous Substances existing in, on, under or about the Project as of the date on which Tenant first took possession of the Premises pursuant to the terms of the Existing Lease shall be referred to herein as the "Pre-Existing Hazardous Substances." Notwithstanding anything to the contrary contained in this Article 25, in no event shall Tenant be required to perform or pay for any Remedial Work relating to Pre-Existing Hazardous Substances in or at the Premises, except to the extent that any hazard posed by such Pre-Existing Hazardous Substances is exacerbated by, or the cost to of such Remedial Work is increased as a result of, the acts or omissions of Tenant or any Tenant Parties. Notwithstanding anything to the contrary contained in this Lease, Pre-Existing Hazardous Substances also shall include any Hazardous Substance in, on, under or about the Premises or the Project that existed thereon prior to the date Tenant first took possession of the Premises, unless the same are exacerbated by Tenant or any Tenant Parties.
e.Hazardous Substances Disclosure Certificate. Prior to the Lease Commencement Date, Tenant shall complete, execute and deliver to Landlord a Hazardous Substances Disclosure Certificate ("Initial Disclosure Certificate") in a form reasonably approved by Landlord. The completed Hazardous Substances Disclosure Certificate shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall, upon written request from Landlord, but not more frequently than once per year, and at such other times as Tenant desires to handle, produce, treat, store, use, discharge or dispose of new or additional Hazardous Substances on or about the Premises that were not listed on the Initial Disclosure Certificate, complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an "Updated Disclosure Certificate") describing Tenant's then current and proposed future uses of Hazardous Substances on or about the Premises, which Updated Disclosure Certificates shall be in the same format as that approved by Landlord or in such reasonably similar updated format as Landlord may reasonably require from time to time. Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the manufacture, treatment, use, storage, handle, discharge or disposal of new or additional Hazardous Substances on or about the Premises, and Landlord shall have the right, except as to those materials as to which the Landlord's consent is not required pursuant to Section 25.1.1, above, to approve or disapprove such new or additional Hazardous Substances in its sole and absolute discretion. Tenant shall make no use of Hazardous Substances on or about the Premises except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing in accordance with this Article 25. Tenant may designate any information provided on the Initial Disclosure Certificate or the Updated Disclosure Certificate, or otherwise provided in connection with the use or release of Hazardous Substances, as "Confidential Business Information". Landlord shall not disclose any such "Confidential Business Information" to any third party without the written consent of Tenant; provided, however, that if disclosure of such "Confidential Business Information" is required under any applicable laws, ordinances, regulations and requirements, including Environmental Laws, or any court order, Landlord shall, to the extent allowed by such applicable laws, ordinances, regulations and requirements or court order, provide Tenant at least ten (10) days' notice in advance of the proposed disclosure and shall, at no out-of-pocket cost to Landlord, reasonably cooperate with any reasonable efforts by Tenant to maintain the confidentiality of the information.
f.Mold.
i..Mold Prevention. Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, "Mold Prevention Practices"). Tenant will, at its sole cost and expense keep and maintain the Building in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of "Mold Conditions," as defined in Section 25.6.2.1, below, within the Premises, are integral to its obligations under this Lease.
ii..Tenant Obligations. Tenant, at its sole cost and expense, shall:
1...Regularly monitor the Building for the presence of mold and any conditions that reasonably can be expected to give rise or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant's employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the "Mold Conditions"); and
2...Immediately notify Landlord in writing if it observes, suspects, has reason to believe mold or Mold Conditions at the Premises.
iii..Landlord Inspections. In the event of suspected mold or Mold Conditions at the Premises, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if Mold Conditions are present at the Premises.
g.Surrender. Tenant shall surrender the Building to Landlord upon the expiration or earlier termination of this Lease free of (i) Mold Conditions, debris, waste, and (ii) Hazardous Substances placed on, about or near the Building by Tenant or any Tenant Parties, and in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Building or the Project, including, without limitation, the obtaining of any closure permits or other governmental permits or approvals related to Tenant's use of Hazardous Substances at the Premises; for the avoidance of doubt, Tenant shall have no obligations under this Section 25.7 with respect to any Pre-Existing Hazardous Substances except to the extent that Tenant or any Tenant Parties exacerbates the same after being notified in writing of the same. Tenant's obligations and liabilities pursuant to the provisions of this Article 25 shall be in addition to any other surrender requirement in this Lease and shall survive the expiration or earlier termination of this Lease (provided that, with respect to any condition that would have reasonably been discovered by a reasonable inspection of the Premises, Landlord must notify Tenant of such condition within sixty (60) days after the date of Tenant's vacation and surrender of the Premises to Landlord).
h.Definitions. As used in this Lease, the following terms shall be defined as follows:
i.."Hazardous Substances" means (1) any substance or material that is included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "pollutant," "contaminant," "hazardous waste," or "solid waste" in any Environmental Laws (as hereinafter defined); (2) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (3) polychlorinated biphenyls (PCB's); (4) asbestos and asbestos containing materials (whether friable or non-friable); (5) lead and lead based paint or other lead containing materials (whether friable or non-friable); (6) urea formaldehyde; (7) microbiological pollutants; (8) batteries or liquid solvents or similar chemicals; (9) radon gas; (10) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; and (11) any additional substance, material or waste (A) the presence of which on or about the Premises (i) requires reporting, investigation or remediation under any Environmental Laws, (ii) causes or threatens to cause a nuisance on the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent area or property, or (iii) which, if it emanated or migrated from the Premises, could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.
ii.."Environmental Laws" means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including but not limited to the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. "Environmental Laws" shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. "Environmental Laws" shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.
i.Survival. Tenant's obligations under this Article 25 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Article 25 are fully, finally, and absolutely barred by the applicable statutes of limitations.
ARTICLE 26.

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee upon the date on which it is due, then Tenant shall pay to Landlord a late charge equal to six percent (6%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder (provided that, for the first (1st) late payment of Rent during any twelve (12)- month period, Tenant shall not be charged a late fee if Tenant pays the overdue amount within five (5) days after written notice by Landlord to Tenant that such amount is past due). The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.
ARTICLE 27.

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
a.Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
b.Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days of delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 27.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant's obligations under this Section 27.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 28.

ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; provided, however, that no such third parties described in this subparagraph shall be permitted to access any areas where Tenant is conducting in good faith business of a materially confidential or otherwise materially sensitive nature, unless such parties execute a commercially reasonable confidentiality agreement prior to such entry; (iii) post notices of nonresponsibility; (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment; or (v) access or perform work in any and all areas surrounding the Building, including, without limitation, the East Channel located behind the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) intentionally omitted; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages for any injuries (except to the extent caused by the gross negligence or willful misconduct of Landlord) or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE 29.

TENANT PARKING
During the Term, Tenant shall have the non-exclusive right to use up to one hundred thirty (130) spaces in the Project parking facilities for parking of automobiles on a first-come, first-served, as available basis; provided, however, Tenant's use of the Project parking facilities shall never exceed Tenant's equitable allocation of available parking, as reasonably determined by Landlord. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facilities by Tenant. Tenant's continued right to use the parking facilities is conditioned upon Tenant abiding by all rules and regulations which are reasonably prescribed from time to time for the orderly operation and use of the parking facilities (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project's parking facilities), Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Tenant's use of the Project parking facilities shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities, except to the extent caused by Landlord’s or its employees’ or agents’ gross negligence or willful misconduct. Tenant's rights hereunder are subject to the terms of any Underlying Documents. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facilities at any time so long as the number of parking spaces allocable to Tenant is not reduced, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facilities for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The non-exclusive parking rights granted to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.
ARTICLE 30.

MISCELLANEOUS PROVISIONS
a.Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
b.Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

c.No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
d.Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.
e.Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.
f.Prohibition Against Recording. Except as provided in Section 30.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
g.Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
h.Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
i.Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
j.Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
k.Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
l.No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

m.Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 30.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for, and Tenant, on behalf of itself and its agents, contractors, subcontractors, employees, invitees and licensees, hereby waives any claim for, any injury or damage to, or interference with, Tenant's business, and any indirect, consequential or punitive damages, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. Notwithstanding any contrary provision herein, neither Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, other than such damages (including any loss of profits or business opportunity) incurred by Landlord in connection with Tenant's violation of Article 25 above with respect to Hazardous Materials or any holding over by Tenant in the Premises as set forth in Article 16 above.
n.Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
o.Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
p.Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions (including, without limitation, federal, state or local “shelter-in-place orders”), civil commotions, fire or other casualty, epidemic, pandemic (including, without limitation, COVID-19) and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
q.Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

r.Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy (only if a telecopy or facsimile number is set forth for such party in the Summary), if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 11 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given.
s.Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
t.Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in California.
u.Attorneys' Fees. Notwithstanding anything to the contrary contained herein, should any claim, action or proceeding (including, for the avoidance of doubt, any appeals of a claim, action or proceeding) be commenced between the parties hereto concerning any provision of this Lease, or the rights or duties of any person or entity in relation thereto, each party shall bear its own fees and costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs) to the extent incurred in prosecuting or defending such claim, action, or proceeding against the other party. Nothing in this Section shall be construed to limit a party's obligation, as may be set forth elsewhere in this Lease, to indemnify another from any fees or costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs), except to the extent incurred by the indemnified party in an action brought against the indemnifying party to enforce such indemnification provisions under this Lease.
v.Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
w.Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

x.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (if any) (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
y.Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
z.Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
aa.Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
ab.New Location; Confidentiality. Tenant acknowledges that the economic terms set forth in this Lease are below fair market rental for the Premises and that Landlord is only willing to enter into this Lease on such economic terms subject to Tenant agreeing (i) to actively search for a new location during the Lease Term so as not to hold over after the expiration of the Lease Term or earlier termination thereof, and (ii) to keep the content of this Lease and any related documents strictly confidential, except that Tenant shall be allowed to disclose the content of this Lease and any related documents solely to its financial and legal consultants, and as may be required by applicable Law or a valid court order. Tenant acknowledges that the unauthorized disclosure of the content of this Lease and any related documents, and in particular the economic terms of this Lease, would cause Landlord substantial harm and deprive Landlord the benefit of its bargain in entering into this Lease. Accordingly, should Tenant violate the terms of this Section 30.28, Landlord shall be entitled to retroactively (from the date of such violation) and prospectively through the end of the Lease Term, collect from Tenant monthly Base Rent at the rate of $5.00 per rentable square feet of the Premises per month (the "Fair Market Rent"), which Tenant acknowledges represents the current fair market rental of the Premises on a full-service gross basis. In the event Landlord informs Tenant that Tenant has violated the terms of this Section 30.28, Tenant acknowledges and agrees that Tenant shall be obligated to pay the Fair Market Rent until such time as there is an adjudication that Tenant did not violate the terms of this Section 30.28. Any such relief sought by Tenant must be initiated by Tenant, if at all, within ninety (90) days after Tenant's receipt of notice from Landlord that Tenant has violated this Section 30.28 and is responsible for the payment of Fair Market Rent; otherwise, Tenant shall be deemed to have forever waived its right to contest a violation of this Section 30.28.
ac.Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall

Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations. Notwithstanding the foregoing to the contrary, Landlord shall use commercially reasonable to minimize interference with Tenant’s use and enjoyment of the Premises.
ad.No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
ae.Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Unless otherwise instructed by Landlord (by notice to Tenant), Tenant shall, at Tenant’s sole cost and expense, prior to the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises (and repair any resulting damage).
af.Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.
ag.Development of the Project.
i..Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.
ii..The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant's rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.
iii..Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be subject to demolition or construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such demolition or construction.
ah.USA Patriot Act.
29.34.1    Certification. Tenant hereby certifies to Landlord that:
(a)    Tenant (which, for purposes of the certification contained in this Section 30.34.1, includes its directors) is not in violation of any laws, executive orders or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001 (the "Executive Order") and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001 (Public Law 107-56), enacted October 26, 2001, as amended (the "USA Patriot Act");
(b)    Tenant has not been designated as a "Specially Designated National and Blocked Person" or other banned or blocked person, entity, nation or transaction pursuant to the Executive Order, the USA Patriot Act or any other law, order, rule, or regulation, and Tenant does not appear on any of the following lists: (i) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bis.doc.gov/DPL/thedeniallist.asp; the Entity List can be accessed from http://www.bis.doc.gov/Entities/Default.htm); (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf); (iii) the two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/fs/2001/6531.htm; the List of Debarred Parties can be found at http://www.pmdtc.org/debar059.htm); and (iv) any other list of terrorists, terrorist, organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury, or by any other government or agency thereof (any such designated or listed person, entity, nation or transaction being referred to herein as a "Designated Person or Entity");
(c)    Tenant is currently in compliance with and will at all times during the Lease Term (including any extension thereof) remain in compliance with the Executive Order, the USA Patriot Act and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury, and any statute, executive order and other governmental action relating thereto; and
(d)    Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any Designated Person or Entity.
29.34.2    Indemnification. Tenant hereby agrees to indemnify, defend, protect and hold harmless the Landlord Parties harmless from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys' fees and costs) arising from or related to any breach of the certification contained in Section 30.34.1, above.

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EXHIBIT A
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
1.    Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.
2.    All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.    Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
4.    Intentionally omitted.
5.    Intentionally omitted.
6.    The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
7.    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
8.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

EXHIBIT A -1-

9.    Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's prior written consent.
10.    Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
11.    Subject to the provisions of Article 25 of the Lease, Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.
12.    Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.
13.    Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.
14.    Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (except for service animals), birds or aquariums.
15.    No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
16.    . Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.
17.    Landlord reserves the right to exclude or expel from the Project any person who, in the reasonable judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
18.    Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.
19.    Tenant shall not waste electricity, water or air conditioning and agrees to cooperate reasonably fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.
20.    Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the

EXHIBIT A -2-

ordinary and customary manner of removing and disposing of trash and garbage in the vicinity of the Building without violation of any law or ordinance governing such disposal.
21.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or established by any governmental agency.
22.    Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.
23.
24.    The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
25.    Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.    Tenant must comply with the State of California "NoSmoking" law set forth in California Labor Code Section 6404.5, and any local "NoSmoking" ordinance which may be in effect from time to time and which is not superseded by such State law.
27.    Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.
28.    All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.
29.    Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
30.    No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.    No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
Except as otherwise provided in the Lease, Landlord reserves the right upon not less than thirty (30) days prior written notice to Tenant to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and the Project, and for the preservation of good order therein. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT A -3-

EXHIBIT B
RESTORATION AGREEMENT
[OMITTED]

EXHIBIT B -1-

EXHIBIT C
FORM OF LETTER OF CREDIT
(Letterhead of a money center bank
acceptable to the Landlord)

FAX NO. [(___) ___-____] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]
DATE OF ISSUE: DECEMBER ___, 2020
BENEFICIARY: GOOGLE LLC 1600 AMPHITHEATRE PARKWAY MOUNTAIN VIEW, CALIFORNIA 94043 ATTENTION: LEASE ADMINISTRATION	APPLICANT: BLOOM ENERGY CORPORATION
LETTER OF CREDIT NO.
EXPIRATION DATE: DECEMBER 31, 2021 AT OUR COUNTERS	AMOUNT AVAILABLE: USD [ ]
LADIES AND GENTLEMEN:
WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ IN YOUR FAVOR FOR THE ACCOUNT OF BLOOM ENERGY CORPORATION, A DELAWARE CORPORATION, UP TO THE AGGREGATE AMOUNT OF USD [ ] EFFECTIVE IMMEDIATELY AND EXPIRING ON ___(Expiration Date)___ AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):
1.    THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.
2.    BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF GOOGLE LLC, A DELAWARE LIMITED LIABILITY COMPANY (“LANDLORD”) STATING THE FOLLOWING:
“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD          IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ___________ AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

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OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ________________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”
SPECIAL CONDITIONS:
PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.
ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]
ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.
ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.
IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF APRIL 30, 2024.

EXHIBIT C -2-

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.
ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ‘‘DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO. ___________.”
We hereby agree with you that if drafts are presented to [Insert Bank Name] under this Letter of Credit at or prior to 11:00 AM on a business day, and provided that such drafts presented conform to the terms and conditions of this Letter of Credit, payment shall be initiated by us in immediately available funds by our close of business on the succeeding business day. If drafts are presented to [Insert Bank Name] under this Letter of Credit after 11:00 AM on a business day, and provided that such drafts conform with the terms and conditions of this Letter of Credit, payment shall be initiated by us in immediately available funds by our close of business on the second succeeding business day. As used in this Letter of Credit, “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the state of California are authorized or required by law to close. If the expiration date for this Letter of Credit shall ever fall on a day which is not a business day then such expiration date shall automatically be extended to the date which is the next business day.
Presentation of a drawing under this Letter of Credit may be made on or prior to the then current expiration date hereof by hand delivery, courier service, overnight mail, or facsimile. Presentation by facsimile transmission shall be by transmission of the above required sight draft drawn on us together with this Letter of Credit to our facsimile number, [Insert Fax Number – (___) ___-____], attention: [Insert Appropriate Recipient], with telephonic confirmation of our receipt of such facsimile transmission at our telephone number [Insert Telephone Number – (___) ___-____] or to such other facsimile or telephone numbers, as to which you have received written notice from us as being the applicable such number. We agree to notify you in writing, by NATIONALLY RECOGNIZED OVERNIGHT courier service, of any change in such direction.
IF YOU PRESENT A FAX DRAWING UNDER THIS LETTER OF CREDIT YOU DO NOT NEED TO PRESENT THE ORIGINAL OF ANY DRAWING DOCUMENTS, AND IF WE RECEIVE ANY SUCH ORIGINAL DRAWING DOCUMENTS THEY WILL NOT BE EXAMINED BY US. IN THE EVENT OF A FULL OR FINAL DRAWING THE ORIGINAL STANDBY LETTER OF CREDIT MUST BE RETURNED TO US BY OVERNIGHT COURIER. WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.
IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXHIBIT C -3-

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,
(Name of Issuing Bank)
By:

EXHIBIT C -4-